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EXHIBIT 99.1

FIRST HORIZON ANNOUNCES RESULTS FOR THE FIRST
QUARTER ENDED MARCH 31, 2005 AND PROVIDES 2005 GUIDANCE

        First Quarter 2005 results include:

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    Net revenues of $41.0 million, an increase of 28% over first quarter 2004

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    Net income of $7.6 million, an increase of 50% over first quarter 2004

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    Diluted earnings per share of $0.19 versus $0.13 cents diluted earnings per share for first quarter 2004

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    Earnings before interest, taxes, depreciation and amortization (EBITDA, a non GAAP measure) of $15.8 million, an increase of 28% over first quarter 2004

        Guidance for second quarter 2005 and full year 2005:

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    Second Quarter 2005 guidance

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    Net revenues of between $48 million and $50 million

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    Diluted earnings per share of between $0.18 and $0.20

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    Full Year 2005 guidance

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    Net revenues of between $205 million and $215 million

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    Diluted earnings per share of between $0.90 and $0.96

Alpharetta, GA (April 28, 2005)—First Horizon Pharmaceutical Corporation (NASDAQ:FHRX), a specialty pharmaceutical company, today announced results for the quarter ended March 31, 2005. Net revenues were $41.0 million compared with $32.0 million for the quarter ended March 31, 2004. Net income for the quarter ended March 31, 2005, was $7.6 million, or $0.19 per diluted share, compared with net income of $5.0 million, or $0.13 per diluted share for the quarter ended March 31, 2004. Cost of revenues was $7.2 million for the quarter ended March 31, 2005, producing gross margins of 82%. Selling, general and administrative expenses were $17.7 million for the first quarter of 2005 compared with $13.9 million for the first quarter of 2004.

        First Horizon's CEO and President, Patrick Fourteau, commented, "We are pleased with our first quarter performance, which has been driven by solid growth of our promoted products. This is largely due to increased detailing on Sular®, Nitrolingual® and the Prenate® line, which was rendered possible by the stopping of the promotion of Robinul® and the Tanafed™ line (due to generic competition). This growth is coupled with continued prudent expense management. Additionally, we are quite excited about the opportunity afforded us by the launch of OptiNate™ at the end of the first quarter of 2005 and the launch of Fortamet® and Altoprev®, which is taking place in the second quarter of 2005."

Cardiology Products

        Net revenues of the Company's Cardiology products, which include Sular (nisoldipine) and Nitrolingual (nitroglycerin), were $19.5 million, or 48% of total sales, for the first quarter of 2005 compared with $14.5 million, or 45% of total sales, for the first quarter of 2004. Sales of Fortamet (metformin) and Altoprev (lovastatin) commenced in April 2005.

        New prescriptions of Sular increased 25% and total prescriptions increased 19% for the first quarter of 2005 compared with the first quarter of 2004 (Source: IMS Health's National Prescription Audit Plus™ data).

        New prescriptions of Nitrolingual rose 4% and total prescriptions of Nitrolingual increased 3% for the first quarter of 2005 compared with the first quarter of 2004 (Source: IMS Health's National Prescription Audit Plus data).

        In March 2005, the Company completed its acquisition of the worldwide rights to Fortamet and Altoprev from Andrx Corporation. Fortamet is a patented, once-a-day treatment for Type 2 diabetes, and competes in the approximately $6 billion oral diabetes market (based on prescriptions according to IMS Health's National Prescription Audit Plus data). Altoprev is a patented once-a-day treatment for cholesterol, and competes in the approximately $15 billion statin market (based on prescriptions according to IMS Health's National Prescription Audit Plus data).

        During the first quarter, the Company paid Andrx $50 million and will pay up to $35 million in additional purchase price when Andrx achieves certain defined manufacturing service levels and delivers certain quantities of Altoprev.

Women's Health Products

        Net revenues of the Women's Health products, which include the Prenate line and Ponstel® (mefenamic acid), were approximately $12.6 million for the quarter ended March 31, 2005, compared with $3.3 million for the quarter ended March 31, 2004 for the Prenate line and Ponstel. The Robinul line and the Tanafed line are no longer promoted. Prenate Elite™, the only prescription prenatal vitamin with Metafolin®, captured a 13.4% market share of new prescriptions and 13.2% market share of total prescriptions as of March 2005 (Source: IMS Health's National Prescription Audit Plus data).

        In late March 2005, the Company launched OptiNate, a premium prescription prenatal vitamin with an innovative, all-natural, vegetarian-sourced omega-3 fatty acid, docosahexaenoic acid, commonly referred to as DHA. OptiNate, which represents the Company's first line addition to Prenate Elite, will compete in the Essential Fatty Acids (EFA) segment of the prescription prenatal vitamin market.

Stock Repurchases

        During the first quarter of 2005, First Horizon repurchased a total of 127,169 shares of its common stock at an average cost of $16.44 per share, or $2.1 million.

2005 Outlook

        Second Quarter 2005—Management believes that growth in the second quarter of 2005 will be driven by the increased size of the Company's sales force, the continuing success of its leading products, principally Sular, Nitrolingual Pumpspray, and its Prenate line, as well as sales of its new products, Fortamet, Altoprev and OptiNate. First Horizon expects second quarter 2005 revenues to be in the range of $48 million to $50 million and diluted earnings per share to be in the range of $0.18 to $0.20.

        Full Year 2005—First Horizon expects full year 2005 revenues to be in the range of $205 million to $215 million and diluted earnings per share to be in the range of $0.90 to $0.96.

Conference Call

        First Horizon will host a conference call on Thursday, April 28, 2005, beginning at 5:00 p.m. Eastern Daylight Time to discuss the financial results. Analysts, investors and other interested parties are invited to participate by visiting the Company's website, www.fhrx.com, and entering the Investor Relations page. You may also dial in to the conference call. The dial-in numbers are (800) 599-9795 for domestic callers and (617) 786-2905 for international callers. All callers should use passcode 96257336 to gain access to the conference call. Please plan to dial-in or log on at least ten minutes prior to the designated start time so management can begin promptly.

First Horizon Background

        First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women's health. First Horizon has a portfolio that now includes 14 branded prescription products of which five are currently actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives. First Horizon anticipates adding approximately 100 sales representatives to promote Fortamet and Altoprev. First Horizon's web site address is: www.fhrx.com. Please visit First Horizon's website for full prescribing information on First Horizon's products.

Safe Harbor Statement

        This press release contains forward-looking statements (in addition to historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

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  We may not attain expected revenues and earnings;

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  Our operating results will be substantially dependent upon the success of Fortamet and Altoprev so that any factor adversely affecting Fortamet and Altoprev could have a material adverse effect on our sales and profits;

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  Altoprev is currently experiencing manufacturing issues. If the issues cannot be resolved, this would impact our ability to acquire the product for sale and sampling;

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  We may incur unexpected costs in integrating Fortamet and Altoprev into our operations;

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  Our acquisition of Fortamet and Altoprev requires adjustments to our sales force, which we may not be able to complete successfully or timely in order to achieve targeted sales of Fortamet and Altoprev;

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  If we are unsuccessful in obtaining third party payor contracts for Altoprev and Fortamet, we may experience reductions in sales levels;

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  The potential growth rate for Fortamet and Altoprev may be limited by slower growth for the class of drugs to which Fortamet and Altoprev belong and unfavorable clinical studies about such class of drugs;

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  Strong competition exists in the sale of drugs that treat diabetes and cholesterol, which could adversely affect expected growth of Fortamet and Altoprev sales or increase our costs to sell Fortamet and Altoprev;

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  The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs and the ability of our sales representatives to influence prescribing habits of physicians;

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  Sales of our Prenate Elite and OptiNate products may not be at the levels that we anticipate;

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  We may not be able to protect our competitive position for Prenate Elite from patent infringers;

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  Sales of our Tanafed products have been adversely affected by the introduction of competitive products, and an issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

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  Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results;

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  Our supplier can terminate our rights to commercialize Nitrolingual and the smaller size of this product has not met our expectation;

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  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales;

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  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

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  We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels) or trade levels of inventory;

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  An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

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  An adverse judgment in our infringement action with Breckenridge Pharmaceutical, Inc. with respect to our Tanafed products could result in the invalidation of our Tanafed patents, cause us to lose market share for Tanafed products and result in a loss of earnings and profits from Tanafed sales;

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  If our products under development fail in clinical studies, if we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

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  If the FDA does not approve certain labeling for the cardiovascular product we have licensed from SkyePharma, then our sales of that product may be restricted;

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  Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations;

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  If generic competitors that compete with any of our products are introduced our revenues may be adversely affected; and

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  Some unforeseen difficulties may occur.

        This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

Important Safety Information

Fortamet

        Fortamet is indicated as an adjunct to diet and exercise to lower blood glucose. Fortamet can be used concomitantly with a sulfonylurea or insulin to improve glycemic control in adults. Fortamet is indicated in patients 17 years of age and older as either monotherapy or in combination therapy. Fortamet is contraindicated in patients with renal disease or renal dysfunction, congestive heart failure requiring chronological treatment, metabolic acidosis, and know allergy to metformin. The most common side effects for Fortamet include diarrhea, nausea and vomiting.

        Important Safety Information: Lactic acidosis is a rare, but serious, metabolic complication that can occur due to metformin accumulation during treatment with Fortamet Extended-Release Tablets; when it occurs it is fatal in approximately 50% of cases. Lactic acidosis may also occur in association with a number of pathophysiologic conditions, including diabetes mellitus and whenever there is significant tissue hypoperfusion and hypoxemia. Lactic acidosis is characterized by elevated blood lactate levels (>5 mmol/L), decreased pH, electrolyte disturbances with an increased anion gap, and an increased lactate/pyruvate ratio. When metformin is implicated as the cause of lactic acidosis, metformin plasma levels >5 ug/mL are generally found.

        Fortamet is contraindicated in patients with renal disease or renal dysfunction (e.g. as suggested by serum creatine levels ≥1.5 mg/dL in males, ≥1.4 mg/dL in females), congestive heart failure requiring pharmacologic treatment, known hypersensitivity to metformin, acute or chronic metabolic acidosis, including diabetic ketoacidosis, with or without coma. Fortamet should be avoided in patients with impaired hepatic function or excessive alcohol intake (chronic or acute). See full prescribing information on the Company's website.

Altoprev

        Therapy with Altoprev should be a component of multiple risk facto intervention in those individuals with dyslipidemia who ar at risk for atherosclerotic vascular disease. Altoprev should be used in addition to a diet restricted in saturated fat and cholesterol as part of a treatment strategy to lower Total-C and LDL-C to target levels when the response to diet and other nonpharmacological measures alone has been inadequate to reduce risk. Altoprev should not be taken by pregnant or lactating women or those with a known allergy to lovastatin or hypersensitivity to any component of this medication. The most frequent side effects include abdominal pain, muscles aches and diarrhea. All patients should report promptly to their physician any unexplained muscle pain tenderness or weakness. Lovastatin therapy should be discontinued immediately if myopathy is diagnosed or suspected.

        Myopathy Warning: Lovastatin, like other inhibitors of HMGCOA reductase, occasionally causes myopathy manifested as muscle pain. Myopathy sometimes takes the form of rhabdomyolysis with or without acute renal failure secondary to myoglobinuria, and rare fatalities have occurred.

        Important Safety Information: Altoprev is contraindicated in patients who are hypersensitive to any component of this medication; in patients with active liver disease or with unexplained, persistent serum transaminase elevation; and in patients who are pregnant or nursing.

        Most frequent adverse events considered related to Altoprev were nausea, abdominal pain, insomnia, dyspepsia, headache, asthenia and myalgia. See full prescribing information on the Company's website.

FIRST HORIZON PHARMACEUTICAL CORPORATION
Condensed Consolidated Statement of Operations
(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended March 31,
	2005	2004
Net revenues	$40,957	$32,018
Operating costs and expenses:
Cost of revenues	7,169	5,575
Selling, general and administrative	17,685	13,851
Depreciation and amortization	4,363	4,131
Research and development	265	181

Total operating costs and expenses	29,482	23,738

Operating income	11,475	8,280
Other income, net	20	93

Income before provision for income taxes	11,495	8,373
Provision for income taxes	3,907	3,326

Net income	$7,588	$5,047

Net income per common share:
Basic	$0.21	$0.14

Diluted	$0.19	$0.13

Weighted average common shares outstanding:
Basic	36,066	35,745

Diluted	43,505	38,632

FIRST HORIZON PHARMACEUTICAL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	March 31, 2005	Dec. 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$20,904	$36,586
Marketable securities	112,617	160,636
Accounts receivable, net	24,192	23,833
Inventories	30,547	15,824
Other current assets	15,431	16,438

Total current assets	203,691	253,317

Property and equipment, net	5,300	5,110
Other assets:
Intangibles, net	276,553	229,953
Other assets	10,046	10,104

Total other assets	286,599	240,057

Total assets	$495,590	$498,484

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,272	$14,569
Accrued expenses	7,982	20,508

Total current liabilities	27,254	35,077

Long-term liabilities:
Convertible debt	150,000	150,000
Other long-term liabilities	5,162	4,998

Total liabilities	182,416	190,075

Stockholders' equity:
Common stock	36	36
Additional paid-in capital	286,690	288,335
Retained earnings	50,903	43,315
Accumulated other comprehensive income (loss)	(1,265)	(87)
Treasury stock	(23,190)	(23,190)

Total stockholders' equity	313,174	308,409

Total liabilities and stockholders' equity	$495,590	$498,484

FIRST HORIZON PHARMACEUTICAL CORPORATION
Reconciliation of EBITDA*
(Unaudited, in thousands)

For the Quarter Ended March 31, 2005
Net income as reported (GAAP)	$7,588
Less: Other income, net	(20)
Add: Provision for income taxes	3,907
Add: Depreciation and amortization	4,363

Earnings before interest, taxes, depreciation and amortization	$15,838

*
The Company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings-derived indicator that approximates cash flow. EBITDA, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

Contact:	Darrell Borne First Horizon Pharmaceutical Corporation 866-352-4401 ir@fhrx.com

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EXHIBIT 99.1
FIRST HORIZON PHARMACEUTICAL CORPORATION Condensed Consolidated Statement of Operations (Unaudited, in thousands, except per share amounts)
FIRST HORIZON PHARMACEUTICAL CORPORATION Condensed Consolidated Balance Sheets (Unaudited, in thousands)
FIRST HORIZON PHARMACEUTICAL CORPORATION Reconciliation of EBITDA* (Unaudited, in thousands)